EXHIBIT 5.1
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
(612) 766-7000
May 27, 2009
XATA Corporation
965 Prairie Center Drive
Eden Prairie, Minnesota 55345
Ladies and Gentlemen:
     We are acting as counsel to XATA Corporation, a Minnesota corporation (the “Company”), in connection with the proposed registration by the Company of an aggregate of 1,762,616 shares of common stock, par value $.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”), on April 24, 2009 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Shares to be registered pursuant to the Registration Statement are proposed to be sold by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) and consist of (i) 1,355,857 Shares (the “Conversion Shares”) issuable upon conversion of Series F Preferred Stock of the Company (the “Preferred Stock”) and (ii) 406,759 Shares (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) to purchase common stock of the Company issued to the Selling Shareholders.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation, as amended to date, and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Preferred Stock and Warrants and, as applicable, the original issuance of the Shares.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the Selling Shareholders and officers and other representatives of the Company.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
(a) The Conversion Shares have been duly authorized under the laws of the state of Minnesota, and will, when such Conversion Shares are issued upon the conversion of the Preferred Stock, in accordance with the terms of the Preferred Stock, and when, if issued as certificated shares, certificates representing such Conversion Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or if issued as uncertificated shares upon authorization thereof by action of the Company and registration by the Company’s transfer agent/registrar, be validly issued, fully paid and nonassessable under the laws of the state of Minnesota.
(b) The Warrant Shares have been duly authorized under the laws of the state of Minnesota, and will, when such Warrant Shares are issued and sold upon the exercise of the Warrants, in accordance with their terms, and payment of the full exercise price for such Warrant Shares and when, if issued as certificated shares, certificates representing such Warrant Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or if issued as uncertificated shares upon authorization thereof by action of the Company and registration by the Company’s transfer agent/registrar, be validly issued, fully paid and nonassessable under the laws of the state of Minnesota.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Michael K. Coddington
Michael K. Coddington